INDEPENDENT AUDITOR'S CONSENT

To the Board of Trustees and
Shareholders of Fountainhead  Kaleidoscope  Fund and Fountainhead  Special Value
Fund:

With respect to Post-Effective Amendment No. 102 to the Registration Statement of Forum Funds concerning the Fountainhead Kaleidoscope Fund and the Fountainhead Special Value Fund, we consent to the reference to our firm in the Prospectus under the heading "Financial Highlights" and in the Statement of Additional Information under the heading "Financial Statements." We also consent to the incorporation by reference of our reports dated November 19, 2000 under the heading "Financial Statements" in the Statement of Additional Information.


McCurdy & Associates CPA's, Inc.

Westlake, Ohio
September 7, 2001